Report of Independent Registered Public Accounting Firm
The Board of Directors
DCFS USA LLC:
We have examined DCFS USA LLC's ("DCFS") compliance with the servicing criteria set forth in Item
1122(d) of the Securities and Exchange Commission's Regulation AB related to the servicing of publicly issued asset-backed securities transactions involving United States consumer automotive retail installment sale contracts for which DCFS USA LLC acts as servicer (the "Platform"), except for servicing criteria
1122(d)(1)(iii), 1122(d)(2)(vi), 1122(d)(4)(x), 1122(d)(4)(xi), 1122(d)(4)(xii), 1122(d)(4)(xiii) and
1122(d)(4)(xv), which management has determined are not applicable to the activities DCFS performs with respect to the Platform, as of December 31, 2009 and for the period from October 9, 2009 (date of issuance of the Notes issued by Mercedes-Benz Auto Receivables Trust 2009-1) through December 31,
2009 (the "Reporting Period"). With respect to applicable servicing criteria 1122(d)(1)(iv),
1122(d)(2)(iii), 1122(d)(4)(iii) and 1122(d)(4)(ix), management's Report on Assessment of Compliance with Applicable Servicing Criteria of DCFS USA LLC ("Management's Assertion") indicates that there were no occurrences during the Reporting Period. Management is responsible for DCFS' compliance with the servicing criteria. Our responsibility is to express an opinion on DCFS' compliance based on our examination.
Our examination was conducted in accordance with the standards of the Public Company Accounting
Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about
DCFS' compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances. Our examination included testing selected asset-backed transactions and securities that comprise the Platform, testing selected servicing activities related to the
Platform, and determining whether DCFS processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by DCFS during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by DCFS during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on DCFS' compliance with the servicing criteria.
As described in the accompanying Management's Assertion, for servicing criteria 1122(d)(2)(i),
1122(d)(4)(i), 1122(d)(4)(ii) and 1122(d)(4)(viii), DCFS has engaged various vendors to perform activities required by these servicing criteria. DCFS has determined that none of these vendors is considered a
"servicer" as defined in Item 1101(j) of Regulation AB, and DCFS has elected to take responsibility for assessing compliance with the servicing criteria applicable to these vendors as permitted by Interpretation
17.06 of the SEC Division of Corporation Finance Manual of Publicly Available Telephone Interpretations
("Interpretation 17.06"). As permitted by Interpretation 17.06, DCFS has asserted that it has policies and procedures in place designed to provide reasonable assurance that each vendor's activities comply in all
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material respects with the servicing criteria applicable to each vendor. DCFS is solely responsible for determining that it meets the SEC requirements to apply Interpretation 17.06 for each vendor and related criteria as described in its Management's Assertion, and we performed no procedures with respect to
DCFS' eligibility to apply Interpretation 17.06.
Our examination disclosed the following material noncompliance with servicing criteria
1122(d)(2)(vii)(B), 1122(d)(4)(vi), 1122(d)(4)(vii) and 1122(d)(4)(xiv), as applicable to DCFS during the
Reporting Period:
With respect to servicing criterion 1122(d)(2)(vii)(B), certain reconciliations were not prepared within
30 calendar days after the bank statement cut-off date.
With respect to servicing criterion 1122(d)(4)(vi), certain changes with respect to the terms or status of an obligor's account were not made, reviewed and approved by authorized personnel in accordance with the transaction agreements.
With respect to servicing criterion 1122(d)(4)(vii), certain loss mitigation or recovery actions were not initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.
With respect to servicing criterion 1122(d)(4)(xiv), certain delinquencies, charge-offs and uncollectible accounts were not recognized and recorded in accordance with the transaction agreements.
In our opinion, except for the material noncompliance described above, DCFS complied, in all material respects, with the aforementioned servicing criteria, including servicing criteria 1122(d)(2)(i),
1122(d)(4)(i), 1122(d)(4)(ii) and 1122(d)(4)(viii) for which compliance is determined based on
Interpretation 17.06 as described above, as of December 31, 2009 and for the Reporting Period.
We do not express an opinion or any form of assurance on Management Response provided by management in Appendix B to Management's Assertion.
(Signed) KPMG, LLP
Detroit, MI
March 24, 2010